Exhibit 10.11

JOHN DEERE RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS

TERMS AND CONDITIONS

GRANTED [DATE]

Deere & Company Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) are granted pursuant to the John Deere 2020 Equity and Incentive Plan (Plan). These terms and conditions (Terms), together with the Plan, contain the terms of your grant. You should read these Terms carefully. For the award to fully vest, you are required to actively accept the award and agree to these Terms by doing so on the Fidelity administration website (__________) prior to the RSUs and PSUs being converted to shares of Common Stock. Failure to actively accept the award and Terms will result in the award being forfeited.

RSUs and PSUs are elements of total executive compensation designed as long-term incentives to encourage ownership and focus on stockholder value.

RSUs and PSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (Company) $1 par common stock (Common Stock) if and when certain vesting, performance and retention requirements, as detailed below, are satisfied.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee (Committee).

Your RSUs and PSUs are subject to the following provisions:

(1)

Vesting Period. Except as provided in section (6) below, your RSUs and PSUs will vest on the third anniversary of the grant date. The number of PSUs that vest will be determined based on the Company’s performance relative to the metrics described below as determined by the Committee. The period beginning on the grant date and ending on the third anniversary thereof is referred to as the “Vesting Period”.

Following the Vesting Period, you will receive shares of common stock represented by your vested RSUs and vested PSUs (in each case net of any shares withheld for taxes), and your RSUs and PSUs will terminate.

If you have not met your stock ownership guideline requirements at the time of the conversion, you are required to continue to hold the shares (net of any shares withheld for taxes) received upon conversion of your RSUs and PSUs until your stock ownership guidelines are met. In order to help meet ownership requirements, you can elect to pay the withholding taxes on your award in cash by contacting the Executive Compensation by no later than [date].

You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the RSUs, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void.

(2)

Deferral Election for RSUs. Notwithstanding section (1) above, you may irrevocably elect to defer the delivery of shares of Common Stock from RSU conversions that would otherwise be due by virtue of the expiration of the Vesting Period set forth in section (1) above. Any deferral election received after the date that is the second anniversary of the grant date shall be null and void and of no effect.

The effect of making a deferral election is that the conversion to shares of Common Stock will be deferred for five years (or possibly up to ten years, if elected) from the date the conversion would have occurred. Deferral election forms may be obtained from and returned to Executive Compensation.

(3)	Performance Metrics for PSUs.

Relative Revenue Growth. The payout for your PSUs will be determined based on the Company’s compounded annual growth rate of revenues during the three-year performance period beginning on the first day of the Company’s [year] fiscal year and ending on the final day of the Company’s [year] fiscal year (“Performance Period”) relative to the revenue growth for the performance peer group as it is comprised on [date] (“Comparator Group”). Revenue growth for a company will be calculated by dividing (i) total net sales and revenues on a consolidated basis as reported (“Revenues”) for the final year of the Performance Period by (ii) Revenues for the year prior to the start of the Performance Period; raising the quotient to the one-third power; then subtracting one from the result. For members of the Comparator Group, Revenues for a year are based on the last four quarters of data available from the Company’s independent data service as of [date]. Comparator Group companies will be approved by the Board Compensation Committee (BCC).

A.	Payout Table. The number of PSUs vested and converted to shares can range from zero to two hundred percent of the number of PSUs granted depending on relative performance according to the following table. Amounts for interim points will be interpolated.

Rev. Growth vs. Comparator Group	Percent of PSU Grant Vested
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

(4)Voting Rights. You have no voting rights with respect to the RSUs or PSUs.

(5)

Dividends and Other Distributions. You are entitled to receive cash payments on the RSUs equal to any cash dividends paid during the Vesting Period with respect to the corresponding number of shares of Common Stock. Dividend equivalents shall be accrued and paid in cash at the time the RSUs are converted to Common Stock. If a deferral election is made, any accrued dividend equivalents will be paid in cash following the Vesting Period and any dividend equivalents earned thereafter will be paid at approximately the same time dividends are paid with respect to the Common Stock. You are not entitled to receive cash payments on the PSUs for any cash dividends paid during the Vesting Period with respect to the Common Stock. If during the Vesting Period shares are withheld for taxes, the number of RSUs on which dividend equivalents are accrued and paid shall be reduced by the number of shares withheld. If any stock splits or stock dividends are paid in shares of Common Stock during the Vesting Period, you will receive additional RSUs or PSUs equal to the number of Common Stock shares paid with respect to the corresponding number of shares of Common Stock. These additional RSUs and PSUs will convert to shares of Common Stock at the same time as the underlying RSUs or PSUs to which they relate.

(6)	Termination of Employment.

A.	Retirement on or Before October 31, [year]. In the event of your retirement pursuant to the John Deere Pension Plan for Salaried Employees or any successor or similar plan of the Company or its subsidiaries on or before October 31, [year], a prorated number of these RSUs and PSUs and the related accrued dividend equivalents included in your award will be forfeited based on the percentage determined by dividing: (i) the number of calendar months from and including the month of retirement, to and including October [year]; by (ii) 12. In such event, the number of PSUs vested and converted to shares can range from zero to two hundred percent of the number of non-forfeited PSUs depending on relative performance according to section (3) above.

B.	Retirement: RSUs. If you “separate from service” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Vesting Period due to retirement pursuant to the John Deere Pension Plan for Salaried Employees or any successor or similar plan of the Company or its subsidiaries, then, subject to section (6)(A) above and sections (7) and (8) below: (i) your RSUs will vest on the date of your separation from service; and (ii) subject to any deferral election made pursuant to section (2) above, your RSUs will be converted into shares of Common Stock on the third anniversary of the grant date.

C.	Disability or Death: RSUs. In the event of a separation from service during the Vesting Period due to disability or death, then, subject to the section (6)(A) and sections (7) and (8) below: (i) your RSUs will vest on the date of your separation from service; and (ii) your RSUs will be converted into shares of Common Stock on the third anniversary of the grant date notwithstanding any deferral election that you may have made pursuant to section (2) above.

D.	Death or Disability following Retirement: RSUs. Following a separation from service due to retirement, if you die or become disabled during the Vesting Period, then, subject to section (6)(A) above and sections (7) and (8) below, your RSUs (all of which will have vested as a result of your separation from service due to retirement) will be converted into shares of Common Stock on the third anniversary of the grant date notwithstanding any deferral election that you may have made pursuant to section (2) above.

E.	Death or Disability after Vesting but before Deferred Conversion: RSUs. If you die or become disabled after the Vesting Period but before your RSUs have converted into shares of Common Stock, then, subject to section (6)(A) above and sections (7) and (8) below, your RSUs (all of which will have vested) will be converted into shares of Common Stock on the first business day in the later of the January or July following your death or disability (or, if earlier, on the date you specified in a deferral election made pursuant to section (2) above), notwithstanding any deferral election that you made pursuant to section (2) above.

F.	Retirement, Disability or Death: PSUs. If you separate from service during the Vesting Period due to retirement or disability pursuant to the John Deere Pension Plan for Salaried Employees, the John Deere Long-Term Disability Plan for Salaried Employees, or any successor or similar plans of the Company or its subsidiaries, or death, then, subject to section (6)(A) above and sections

(7) and (8) below, your unvested PSUs will continue to vest over the Vesting Period and, depending on the performance of the Company relative to the metrics described in section (3) above, will be converted into shares of Common Stock on the third anniversary of the grant date.

G.	Death or Disability following Retirement: PSUs. Following a separation from service due to retirement, if you die or become disabled during the Vesting Period, then, subject to section (6)(A) above and sections (7) and (8) below, your unvested PSUs will continue to vest over the Vesting Period and, depending on the performance of the Company relative to the metrics described in section (3) above, will be converted into shares of Common Stock on the third anniversary of the grant date.

H.	Other Terminations. If you separate from service with the Company and its 50 percent or greater owned subsidiaries during the Vesting period due to your termination for cause or for any other reasons not specifically mentioned herein, all unvested RSUs and PSUs held by you at that time shall be forfeited along with any accrued dividend equivalents. RSUs and PSUs and accrued dividend equivalents are subject to forfeiture if your employment is suspended or you are placed on a leave of absence.

The Committee may, at its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the RSUs or PSUs. There shall be no acceleration of the lapse of restrictions or deferral of conversions of RSUs (including without limitation pursuant to the cancellation of a deferral election as provided in sections (6)(C), (6)(D) and (6)(E) above) except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code or by regulations of the Secretary of the United States Treasury.

(7)

Non-Compete Condition. In the event that your employment terminates during the Vesting Period with the consent of the Committee or by reason of retirement or disability, your rights to the continued vesting of the RSUs and PSUs shall be subject to the conditions that until the Vesting Period ends, you shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, except in the event of your death or incapacity, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company's management with respect to phases of the business with which you were actively connected during employment, but such consultations shall not (except if your place of active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, you shall forfeit all rights to any unvested RSUs and PSUs and related dividend equivalents on the date of the breach of the condition. Any determination by the Committee, which shall act upon the recommendation of the Chairman, that you are, or have, engaged in a competitive business or activity as aforesaid or have not been available for consultations as aforesaid shall be conclusive.

(8)

Executive Incentive Compensation Recoupment Condition. This award and prior and future Incentive Compensation (as defined in the Policy) is subject to and conditioned on your agreement to the terms of the Company’s Executive Incentive

Compensation Recoupment Policy, as amended from time to time, or any successor policy thereto (the “Policy”).

(9) No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall this document affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time. Nothing herein creates an employment agreement or becomes part of remuneration for purposes of determining other benefits. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.

(10) Change of Control Events. For purposes of Article VII of the Plan as it applies to the RSUs and PSUs awarded in this letter, notwithstanding the definitions in Article VII, a “Change of Control” shall have the meanings assigned to “Change in Control Events” under Section 409A of the Code and related regulations of the Secretary of the United States Treasury. Article VII of the Plan shall be administered with respect to the RSUs and PSUs so that it complies in all respects with Section 409A and related regulations. Upon a Change of Control and a Qualifying Termination, as defined in accordance herewith, unvested PSUs will be cashed out at target grant on the basis of the Change of Control Price on the date of the Change of Control.

(11) Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any part of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid.

(12) Amendment. This Agreement may be amended only by a writing executed by the Company and you that specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Notwithstanding the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the RSUs, PSUs or this Agreement in any way it may deem necessary or advisable (i) to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, (ii) to ensure that you are not required to recognize taxable income with respect to your RSUs and PSUs prior to the time that they are converted into shares of Common Stock and are not subject to any additional taxes, penalties or interest under Section 409A of the Code or (iii) to exercise the Committee’s discretion to eliminate or decrease the amount of the award as reserved in the Plan; provided that any such change shall be applicable only to RSUs and PSUs which are then subject to restrictions as provided herein.

(13) Consent to Personal Data. By agreeing to the terms hereof, you also agree to the collection, processing, use and worldwide transfer of your personal data to and from Deere & Company and its subsidiaries, banks, brokers, plan servicers, grant administrators and government agencies as necessary for grant and Plan administration.

(14) Withholding Tax Election. Upon conversion of RSUs and PSUs to Common Stock, the default election will be to withhold whole shares of stock to be issued upon the conversion and applied to the required withholding taxes. In order to help meet ownership requirements, you can elect to pay the withholding taxes on your award in cash by contacting the Executive Compensation by no later than [date]. In the event the RSU or PSU award becomes subject to withholding taxes prior to the conversion date, the Company may either (i) withhold RSUs and apply their value to the required withholding taxes and any additional withholding taxes created by the withholding or (ii) withhold payroll due to the Participant and apply it to the required withholding taxes.

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(15) Expenses. Commissions, fees, and other expenses connected with the sale of shares following conversion of the RSUs and PSUs are payable by you. No commissions or fees are charged for holding the RSUs and PSUs and shares in the 3rd party service provider brokerage account.

(16) Conformity with Plan. Your award is issued pursuant to Article III (Performance Shares and Units) and Article IV (Restricted Stock and Restricted Stock Equivalents) of the Plan and is intended to conform in all respects with the Plan. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you agree to be bound by all the terms of the Plan and this letter. All definitions stated in the Plan shall be fully applicable to this letter. A Plan prospectus is available at the Plan Administrator website. A paper copy of the prospectus is also available upon request from Deere & Company Global Compensation, One John Deere Place, Moline, Illinois 61265 or by contacting ExecComp@JohnDeere.com.

(17) Beneficiary. The Plan (the John Deere 2020 Equity and Incentive Plan) was approved in February 2020. Grants under this Plan require a new Beneficiary Designation Form and are not covered by a Beneficiary Designation Form for the prior John Deere Omnibus Equity and Incentive Plan. Beneficiary Designation Forms for completing and returning to Fidelity are available at:

United States Participants:

Outside the United States Participants:

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan.